PROPERTY OPTION AGREEMENT

THIS PROPERTY OPTION AGREEMENT is made as of the __ day of February, 2011 (the ”Effective Date”)

AMONG:

MEXIVADA MINING CORP.,

a corporation formed under the laws of British Columbia, Canada and having an office at 1166 Alberni Street, Suite 1008, Vancouver, British Columbia, V6E 3Z3, Canada

(hereinafter called “Mexivada”, and together with Minera Mexivada, the “Optionors”);

- and -

COMPANIA MINERA MEXIVADA S.A. DE C.V.,

a corporation formed under the laws of Mexico and having an office at Ramon Corral 15, Col. Country Club, Hermosillo, Sonora, Mexico 83010

(hereinafter called “Minera Mexivada”, and together with Mexivada, the “Optionors”);

- and -

CALIFORNIA GOLD CORP.,

a corporation formed under the laws of Nevada and having an office at 4515 Ocean View Blvd., Suite 305, La Cañada, CA 91011

(hereinafter called “CLGL”, and together with CLGL S.A., the “Optionees”);

- and -

Gottbetter and Partners, LLP,

on behalf of a corporation to be formed under the laws of Mexico and having an office at 4515 Ocean View Blvd., Suite 305, La Cañada, CA 91011

(hereinafter called “CLGL S.A.” and together with CLGL, the “Optionees);

(Mexivada, Minera Mexivada, CLGL and CLGL S.A. being hereinafter singularly also referred to as a “Party” and collectively referred to as the “Parties” as the context so requires).

RECITALS
WHEREAS,

(A)           The Optionors, through Minera Mexivada, are the legal and beneficial owners of certain mineral property concession interests which are located in the State of Sonora, Mexico, and which are better known and described respectively as the “La Viuda” and “La Viuda 1” properties (collectively, the “Property”); and which mineral property interests comprising the Property are more particularly described in Schedule “A” which is attached hereto and which forms a material part hereof;

(B)           Mexivada and CLGL entered into a binding offer letter agreement dated October 5, 2010, as amended November 21, 2010 (the “Letter Agreement”), pursuant to which Mexivada and CLGL therein agreed to enter into a formal option [and joint venture] agreement whereby the Optionors would grant an option to the Optionees (the “Option”) to acquire up to an undivided Eighty percent (80%) legal, beneficial and registerable Interest in and to the mineral property concession interests comprising the Property; and

(C)           The Optionors and the Optionees have agreed to enter into this agreement which formalizes and replaces, in its entirety, the Letter Agreement, as contemplated by the terms of the Letter Agreement, and which clarifies their respective rights, duties and obligations in connection with the Option and the development of the mineral property concession interests comprising the Property as a consequence thereof;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency which is hereby acknowledged, the Parties agree as follows:

CLAUSES

1.           DEFINITIONS

1.1	Definitions. In this Agreement:

“this Agreement”, “herein”, “hereby”, “hereof”, “hereunder” and similar expressions shall mean or refer to this Property Option Agreement and any and all agreements or instruments supplemental or ancillary hereto and the expression “section” followed by a number means and refers to the specified section of this Agreement.

“Affiliate” shall mean any person, partnership, joint venture, corporation or other form of enterprise which directly or indirectly Controls, is controlled by or is under common Control with a Party.

“Agents” shall mean servants, employees, agents, workmen and contractors.

“Area of Mutual Interest” shall have the meaning given to it in Section 16.1.

“CLGL” shall mean CALIFORNIA GOLD CORP., a corporation organized under the laws of Nevada.

“Closing” shall have the meaning set forth in Section 8.1.

“Closing Date” shall have the meaning set forth in Section 8.1.

“CLGL S.A.” shall mean CLGL’s wholly owned Mexican subsidiary, a corporation to be organized under the laws of Mexico.

“Control” shall mean possession, directly or indirectly, of the power to direct or cause direction of management and policies through ownership of voting securities, contract, voting trust or otherwise.

“Effective Date” shall mean February __, 2011.

“Encumbrances” shall mean any and all mortgages, pledges, security interests, liens, charges, encumbrances, contractual obligations and claims of others, recorded and unrecorded, registered and unregistered.

“Environmental Laws” means any and all federal, provincial, and local laws, statutes, regulations, ordinances, bylaws, orders, permits, licences and approvals currently in effect or subsequently enacted that regulate or provide liabilities or obligations in relation to mining, mine development and mineral exploration or the existence, use, production, manufacture, processing, distribution, transport, handling, storage, removal, treatment, disposal, emission, discharge, migration, seepage, leakage, spillage or release of Hazardous Substances or the construction, alteration, use or operation, demolition or decommissioning of any facilities or other real or personal property in relation to the foregoing or otherwise in relation to the protection and preservation of the life, health or safety of persons, or to the protection and preservation of the environment, including but not limited to, air, soil, surface water, ground water, wildlife or personal or real property.

“Environmental Liability” shall mean any and all liabilities under any Laws, Environmental Laws or pursuant to any court order or judgment in respect of any prior, ongoing or future use of the Property, including without limitation, all liabilities, if any, in respect of the proper abandonment and reclamation of the Property and/or the Lots and related facilities, if any, and surrounding areas of any nature, all in accordance with applicable environmental regulations or requirements.

“Escrow Agent” shall have the meaning set forth in section 6.1.

“Escrowed Documents” shall have the meaning set forth in section 6.1.

“Expenditures” shall mean all direct or indirect costs and expenses (including, among others, travel, legal and accounting)  incurred by or on behalf of the Optionees in respect of prospecting, exploring and developing the Property, pursuant to Section 4.2(c) hereof, incurred before or after the Effective Date, including, but not limited to, any and all costs, fees and expenses that may be paid to obtain a NI 43-101 compliant technical report, feasibility, engineering or other studies or reports on or with respect to the Property, and assessments relating to the concessions. The certificate of the Chief Financial Officer or other financial or operational officer of CLGL, together with a statement of the Expenditures in reasonable detail shall be prima facie evidence of such Expenditures.

“Exploration Program” shall have the meaning given to it in Section 9.1.

“Hazardous Substance” means any substance or material that is or becomes prohibited, controlled or regulated by any federal, provincial, municipal, local or other level of government and any government agency, body, corporation, organization, department, official or authority responsible for administering or enforcing any law and includes any toxic substance, waste and dangerous goods.

“Interest" means an undivided beneficial interest in and to the Property.

“Issuances” shall have the meaning set forth in Section 4.2(b).

 “Laws” means collectively, all federal, state, provincial, territorial, municipal or local statutes, regulations and by-laws, whether Canadian, U.S., Mexican or otherwise, applicable to the Parties or the Property, or to any activities thereon, including without limitation, all orders, notices, rules, decrees, decisions, codes, guidelines, policies, directions, permits, approvals, licenses and similar authorizations issued, rendered or imposed by any level of government including any ministry, department or administrative or regulatory agency or authority.

“Letter Agreement” shall mean that certain binding offer letter agreement between CLGL and Mexivada dated October 5, 2010, as amended November 21, 2010.

“Losses” shall mean actual losses, liabilities, damages, injuries, costs or expenses.

“Lots” shall mean the surface properties were the Property is located.

“MEXIVADA MINING CORP.” shall mean a corporation incorporated under the laws of British Columbia.

“MINERA MEXIVADA” shall mean COMPANIA MINERA MEXIVADA, S.A. DE c.v., a company incorporated under the laws of Mexico and a wholly owned subsidiary of Mexivada.

“Operator” shall have the meaning set forth in Section 9.1.

“Option” shall mean the exclusive right herein granted by the Optionors to the Optionees to permit the Optionees to acquire up to an eighty percent (80%) undivided interest in and to the Property.

“Optionees” shall mean CLGL and CLGL S.A.

“Optionees’ Closing Certificate” shall have the meaning given to in Section 7.2(c).

“Optionors” shall mean Mexivada and Minera Mexivada.

“Optionors’ Closing Certificate” shall have the meaning given to it in Section 7.1 (d).

“Option Period” shall mean the period during which the Option is in full force and effect as provided in section 4.1.

“Parties” shall mean collectively, MEXIVADA, MINERA MEXIVADA, CLGL and CLGL S.A.

“Party” shall mean either MEXIVADA, MINERA MEXIVADA, CLGL or CLGL S.A.

“Payments” shall have the meaning set forth in Section 4.2(a).

“Person” shall mean any individual, partnership, company, corporation, unincorporated association, person, government or governmental agency, authority or entity howsoever designated or constituted.

“Property” shall mean the mineral concessions described in Schedule “A” (the “Property”) as they may be augmented pursuant to Section 16.1 (such augmenting claims or interests being referred to herein as the “Additional Property” and included as part of the Property), and all mining leases and other mining interests derived from any such claims, and a reference herein to a mineral claim comprised in the Property includes any mineral leases or other interests into which such mineral claim may have been converted and Property includes all Property Rights.

“Property Rights” shall mean all licenses, permits, easements, rights-of-way, surface or water rights and other rights, approvals obtained by any of the parties either before or after the date of this Agreement and necessary or desirable for the development of the Property, or for the purpose of placing the Property into production or continuing production.

"Proportionate Share" means that share which is equal to a Party's percentage Interest.

“RPM” means the Mexican Public Mining Registry (Registro Público Minero).

“Shares” shall mean the fully paid and non-assessable shares of restricted common stock, par value $0.001 per share, of CLGL which are issuable by CLGL to Mexivada under this Agreement, pursuant to exemptions from registration and prospectus requirements contained in the United States Securities Act of 1933 and the rules and regulations promulgated thereunder, which Shares shall contain such restrictive legends regarding applicable hold periods as required by such securities laws.

“Steering Committee” shall have the meaning given to it in Section 9.2.

“Surface Rights Agreement” shall have the meaning given to it in Section 7.3.

“Termination Notice” shall have the meaning set forth in section 10.2.

“Transfer” when used as a verb, shall mean to sell, grant, assign, encumber, pledge or otherwise commit or dispose of, directly or indirectly, including through mergers, consolidations or asset purchases.  When used as noun, “Transfer” shall mean a sale, grant, assignment, pledge or disposal or the commitment to do any of the foregoing, directly or indirectly, including through mergers, consolidations or asset purchases.

“Trust Deeds” shall have the meaning set forth in section 6.1.

2.	SCHEDULES, GENDER AND DOLLARS

2.1         Schedules.  The following are the exhibits attached to and incorporated in this Agreement by reference and deemed to be a part hereof:

Schedule “A” – Concessions Comprising the Property; and
Schedule “B” – the Letter Agreement, as amended.

2.2         Gender and Extended Meanings.  In this Agreement all words and personal pronouns relating thereto shall be read and construed as the number and gender of the party or parties referred to in each case require and the verb shall be construed as agreeing with the required word and pronoun.  In this Agreement words importing the singular number include the plural and vice versa.

2.3         Currency.  Unless otherwise expressly stated, all dollar amounts, “$” or “USD$” referred to in this Agreement are in United States of America dollars.

2.4           Business Days.  All references in this Agreement to business days are to days excluding Saturdays, Sundays and banking holidays in the United States of America.

2.5           Period of Time.  When calculating the period of time within which or following which any act is to be done or step is to be taken pursuant to this Agreement, the date which is the reference date in calculating such period shall be excluded.  If the last day of such period is a non-business day, the period in question shall end on the next business day.

2.6           Section Headings.  The section and other headings contained in this Agreement or in the Exhibit are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

3.             REPRESENTATIONS AND WARRANTIES

3.1           Representation and Warranties of the Optionors.  The Optionors hereby jointly and severally represent and warrant as follows and acknowledge that the Optionees are relying on such representations and warranties in entering into this Agreement and acknowledges and agrees that such representations and warranties shall be true and correct as of the Effective Date with the same force and effect as if made on and as of such date:

(a)
Corporate Approvals.  Each of the Optionors has duly obtained all corporate and all regulatory authorizations for the execution, delivery and performance of this Agreement and such execution, delivery and performance of this Agreement by each of the Optionors and the consummation of the transactions herein contemplated will not conflict with or result in a breach of any covenants or agreements contained in or constitute a default under or result in the creation of any Encumbrance under the provisions of the Optionors’ corporate documents or any shareholders’ or directors’ resolution or any indenture, agreement or other instrument whatsoever to which either of the Optionors is a party or by which either of the Optionors is bound and does not contravene any applicable Laws.

(b)
No Acts of Bankruptcy.  Each of the Optionors has not committed an act of bankruptcy, is not insolvent, has not proposed a compromising arrangement to its creditors generally, has not had any petition for a receiving order in bankruptcy filed against it, has not made a voluntary assignment in bankruptcy, has not taken any proceedings with respect to a compromise or arrangement, has not taken any proceeding to have itself declared bankrupt or wound-up, has not taken any proceeding to have a receiver appointed for any part of its assets, has not had any encumbrancer take possession of any of its property and has not had any execution or distress become enforceable or become levied upon any of its property.

(c)
Brokerage or Finder's Fee.  There is no Person acting or purporting to act at the Optionors’ request who is entitled to any brokerage or finder's fee in connection with the transactions contemplated herein.

(d)
Interest.  The Optionors are the beneficial owner of a 100% undivided interest in the Property, free and clear of any and all Encumbrances.  Each of the Optionors has the full power to hold its Interest in the Property and hold recorded or registered title to the Property and no person has any proprietary or other possessory interest in the Property.  Neither of the Optionors has received any notice of the existence of any condemnation, expropriation or similar proceeding respecting the Property.

(e)
Property in Good Standing. The mining concessions forming part of the Property are in good standing and no event, condition or occurrence exists that, after notice or lapse of time or both, would constitute a default under such mining concessions and all required assessment work, reports, fees, duties and payments have been filed or made and are current. There are no pending or unpaid dues, fees, duties or charges of any kind relating to the Property.

(f)
Lots. Concession Holder has not entered into any arrangements with the surface owners where the Property is located, other than the Surface Rights Agreement to be in place prior to Closing. To the best of Optionors’ knowledge, there are no current, pending or future issues with the surface owners where the Property is located that would limit or endanger the access, works and investments relating to the Property to be carried out by the Optionees.

(g)	Abutting Concessions. The Optionors do not own any right, title or interest in or to any mining concessions abutting the Property.

(h)
Property Staked. Each mining concession forming part of the Property has been duly and properly staked, tagged, located and issued in accordance with all applicable laws and regulations in Mexico, and recorded in the RPM, and is in good standing.

(i)
Taxes, Charges and Assessments.  All taxes and charges with respect to the Property have been paid in full as of the date hereof.  All requisite minimum assessment work has been performed and reported on the Property pursuant to the provisions of the applicable Laws in Mexico. No Person other than the Optionors has any proprietary or possessory interest in the Property.  No Person is entitled to any royalty or other payment in the nature of rent or royalty on any minerals, metals or concentrates or any other such products removed or produced from the Property.  The Optionors have not entered into and are not aware of any other agreements in respect of the Property.

(j)
Adverse Claims.  To the best of the knowledge of the Optionors, there are no existing, pending or threatened adverse claims or challenges against or to the ownership of, possession, operation, control, management or title to the Property, or, to the best of Optionors’ knowledge, the Lots or substances thereon or therefrom nor, to the best knowledge of the Optionors, is there any basis therefore.

(k)
Compliance with Laws.  To the best of the knowledge of the Optionors, the Optionors have materially complied with all Laws, including, but not limited to all Environmental Laws in Mexico, with respect to the Property and the Optionors have not received notice of any breach, violation or default with respect to the Property.  Conditions on and relating to the Property are materially compliant with all applicable Laws in Mexico.

(l)
Litigation. There is no legal, administrative, arbitration or other proceeding, claim or action of any nature or investigation pending or, to the knowledge of the Optionors, threatened against or involving the Property, Lots or which questions or challenges the validity of this Agreement, or any action taken or to be taken by the Optionors pursuant to this Agreement or any other agreement or instrument to be executed and delivered by the Optionors in connection with the transactions contemplated hereby and the Optionors do not know or have any reason to know of any valid basis for any such legal, administrative, arbitration or other proceeding, claim, action of any nature or investigation.  Neither of the Optionors is subject to any judgment, order or decree entered in any lawsuit or proceeding which has had or may be expected to have an adverse effect on the Property.

(m)
All Material Information. Mexivada has made available to CLGL all material information in its possession or control relating to the Property and throughout the Option Period, shall continue to make available to the Optionees all information in its possession or control relating to the Property.

(n)
Due Incorporation. Each of the Optionors is a corporation duly incorporated under the laws of the jurisdiction of its incorporation and each is duly organized and validly subsisting under such laws and is duly licensed and qualified as necessary to carry on its business as currently conducted or as proposed to be conducted.

(o)
Corporate Power.  Each of the Optionors has full power and authority to carry on its business and to enter into this Agreement and any agreement or instrument referred to or contemplated by this Agreement and to carry out and perform all of its obligations and duties hereunder.

(p)	Due Execution and Delivery. This Agreement has been duly executed and delivered by each of the Optionors and is valid, binding and enforceable against it in accordance with its terms.

(q)
Hazardous Substances. No Hazardous Substance has been placed, held, located, used or disposed of, on, under or at the Property by either of the Optionors, their Affiliates, or their Agents that would have a materially adverse effect on the Property.  No claim has ever been asserted and there are no present circumstances which could reasonably form the basis for the assertion of any claim against the either of the Optionors for material Losses of any kind as a direct or indirect result of the presence on or under or the escape, seepage, leakage, spillage, discharge, emission or release from the Property of any Hazardous Substance.

(r)
Other Information.  Neither of the Optionors has any information or knowledge of any facts pertaining to the Property or substances thereon, including, but not limited to, Hazardous Substances, or therefrom not disclosed in writing to the Parties, which if known to the Parties might reasonably be expected to deter any of the Parties from completing the transactions contemplated hereby.

(s)
Environmental.  There are no outstanding work orders or actions required or reasonably anticipated to be required to be taken in respect of the rehabilitation or restoration of the Property or relating to environmental matters in respect of the Property or any operations thereon. Neither of the Optionors has received any order or direction, or notice of an order or direction, from any government authorities that would constitute an Environmental Liability in respect of the Property or the Lots.

(t)
Previous Exploration Work. To the best of the knowledge of the Optionors all previous exploration on the Property has been carried out in accordance with applicable Laws, including, but not limited to the Environmental Laws, and sound mining, environmental and business practice.  Neither of the Optionors has received notice of any breach, violation or default with respect to the Property.  The prospecting work, processes, undertakings and other operations carried on or conducted by or on behalf of the Optionors in respect of the Property have been carried on or conducted in a sound and workmanlike manner and in compliance with sound geological and geophysical exploration and mining, engineering and metallurgical practices.

3.2           Representations and Warranties of the Optionees.  The Optionees hereby jointly and severally each represent and warrant to the Optionors as follows and acknowledge that the Optionors are relying on such representations and warranties in entering into this Agreement and acknowledge and agree that such representations and warranties shall be true and correct as of the Effective Date with the same force and effect as if made on and as of such date:

(a)
Due Incorporation.  Is a company duly incorporated under the laws of the jurisdiction of its incorporation and it is duly organized and validly subsisting under such laws and is duly licensed and qualified as necessary to carry on its business as currently conducted or as proposed to be conducted.

(b)
Corporate Power.  Has full power and authority to carry on its business and to enter into this Agreement and any agreement or instrument referred to or contemplated by this Agreement and to carry out and perform all of its obligations and duties hereunder, including without limitation, with respect to CLGL - the issuance of the Shares.

(c)
Corporate Approvals.  Has duly obtained all corporate authorizations for the execution, delivery and performance of this Agreement and such execution, delivery and performance and the consummation of the transactions herein contemplated, including without limitation, with respect to CLGL - the issuance of the Shares, will not conflict with or result in a breach of any covenants or agreements contained in or constitute a default under or result in the creation of any Encumbrance under the provisions of its constating documents or any shareholders’ or directors’ resolution or any indenture, agreement or other instrument whatsoever to which it is a party or by which it is bound and does not contravene any applicable Laws.

(d)	Due Execution and Delivery. This Agreement has been duly executed and delivered by it and is valid, binding and enforceable against it in accordance with its terms.

(e)
No Acts of Bankruptcy.  It has not committed an act of bankruptcy, is not insolvent, has not proposed a compromising arrangement to its creditors generally, has not had any petition for a receiving order in bankruptcy filed against it, has not made a voluntary assignment in bankruptcy, has not taken any proceedings with respect to a compromise or arrangement, has not taken any proceeding to have itself declared bankrupt or wound-up, has not taken any proceeding to have a receiver appointed for any part of its assets, has not had any encumbrancer take possession of any of its property and has not had any execution or distress become enforceable or become levied upon any of its property.

(f)	Brokerage or Finder's Fee. There is no Person acting or purporting to act at its request who is entitled to any brokerage or finder's fee in connection with the transactions contemplated herein.

(g)
Litigation.  There is no legal, administrative or other proceeding, claim or action of any nature or investigation pending or, to the knowledge of the Optionees, threatened against or involving them or which questions or challenges the validity of this Agreement, or any action taken or to be taken by it pursuant to this Agreement or any other agreement or instrument to be executed and delivered by it in connection with the transactions contemplated hereby and it does not know or have any reason to know of any valid basis for any such legal, administrative, arbitration or other proceeding, claim, action of any nature or investigation.

3.4	Representations and Warranties as Conditions. Each Party:

(a)
Condition.  Acknowledges and agrees that the contra Parties are entering into this Agreement relying upon the representations and warranties made by it herein and the correctness of each such representation and warranty is a condition upon which such other Parties are relying upon entering into this Agreement, each of which conditions may be waived in whole or in part solely by such other Parties in writing and all such representations and warranties shall survive the execution, delivery and termination of this Agreement and the completion of the transactions contemplated hereby notwithstanding any independent investigations any Party may make.

(b)
Indemnification.  Agrees to indemnify and hold harmless the contra Parties from all Losses actually incurred by such other Parties in connection with a breach of any representation or warranty made by it and contained herein, provided that such representations and warranties shall only have a survival period that terminates two years following: (i) the exercise of the Option in full; or (ii) the termination of the Option.

4.	GRANT OF OPTION; OPTION PAYMENTS AND OBLIGATIONS.

4.1         Grant of Option and Acquisition of the Property Interest.  Subject to the terms of this Agreement and for the consideration set out in Section 4.2 below, the Optionors hereby agree to sell, transfer and assign to the Optionees eighty percent (80%) of the Optionors’ right, title and interest in and to the Property, such 80% Interest to be free and clear of all Encumbrances arising from or through the Optionors, and subject to the laws applicable to the Property.  The option shall commence on the Effective Date and shall terminate on the fifth anniversary of the Closing Date or such earlier date as the Optionees may have complied with Section 5.1 and exercised the Option in full (the “Option Period”).

4.2         Consideration.  The consideration for the exercise of the Option to acquire this 80% Interest shall be as follows:

(a)	CLGL shall make cash payments (the “Payments”) to Mexivada as follows:

(i)	$30,000 upon the Closing;
(ii)	$40,000 on the 1st anniversary of the Closing;
(iii)	$50,000 on the 2nd anniversary of the Closing;
(iv)	$70,000 on the 3rd anniversary of the Closing; and
(v)	$100,000 on the 4th anniversary of the Closing.

(b)	CLGL shall issue (the “Issuances”) 1,650,000 shares of its restricted common stock, par value $0.001 per share (the “Shares”), to Mexivada, as follows:

(i)	250,000 Shares upon the Closing;
(ii)	250,000 Shares on the 1st anniversary of the Closing;
(iii)	300,000 Shares on the 2nd anniversary of the Closing;
(iv)	350,000 Shares on the 3rd anniversary of the Closing; and
(v)	500,000 Shares on the 4th anniversary of the Closing.

(c)	CLGL shall incur $3,000,000 in Expenditures on the Property as follows:

(i)	$750,000 during the 1st 12 month period following the Closing;
(ii)	$750,000 during the 2nd 12 month period following the Closing;
(iii)	$750,000 during the 3rd 12 month period following the Closing; and
(iv)	$750,000 during the 4th 12 month period following the Closing.

Mexivada acknowledges and agrees that the Shares will be issued in accordance with all applicable securities laws and will be subject to hold periods and restrictions on resale in accordance with applicable securities laws and it is Mexivada's responsibility to determine what those hold periods and restrictions are before selling or otherwise transferring any Shares.

4.3           Acknowledgement of Initial Payment. Mexivada acknowledges that, prior to December 31, 2010, it received from CLGL a deposit payment of $20,000 ($15,000 of which is refundable if this Agreement is terminated prior to Closing), which sum shall be applied towards the $30,000 cash payment due to Mexivada upon Closing as referenced in item 4.2(a)(i) above.  For the sake of clarity, CLGL shall be required to pay Mexivada only $10,000 in cash at Closing.

4.4           Expedited Payments.  CLGL may make the Payments and the Issuances to Mexivada and the Expenditures on the Property on an accelerated basis in advance of the due dates set forth in section 4.2.  Any such accelerated Payments, issuances and Expenditures that are greater than the minimum required by section 4.2, shall be credited toward future payments and issuances as applicable.

5.             EXERCISE OF OPTION; VESTING OF INTEREST

5.1           Option Exercise.  Upon completing the Payments, Expenditures and Issuances as set out above, including those items set out in paragraphs 4.2 (a)(i) and 4.2(b)(i) due at Closing, the Optionees shall have duly exercised the Option in full and shall have earned an 80% undivided, irrevocable Interest in the Optionors’ Property, free and clear of any and all Encumbrances, and the Optionees shall be immediately vested in and shall be deemed to legally and beneficially own such 80% Interest in the Property, in those percentages and upon those conditions set forth below:

(a)	A 20% undivided, irrevocable Interest in the Property upon completion of the items set out in paragraphs 4.2(a)(ii), 4.2(b)(ii) and 4.2(c)(i);

(b)	An additional 20% undivided, irrevocable Interest in the Property upon completion of the items set out in paragraphs 4.2(a)(iii), 4.2(b)(iii) and 4.2(c)(ii);

(c)	An additional 20% undivided, irrevocable Interest in the Property upon completion of the items set out in paragraphs 4.2(a)(iv), 4.2(b)(iv) and 4.2(c)(iii); and

(d)	an additional 20% undivided, irrevocable Interest in the Property upon completion of the items set out in paragraphs 4.2(a)(v), 4.2(b)(v) and 4.2(c)(iv).

Each 20% Interest may vest early if the Optionees complete the required respective Payments, Issuances and Expenditures prior to the due dates set forth in Section 4.2 above.

6.	TITLE TO PROPERTY

6.1          Title to Property.  During the Option Period, recorded title to the Property shall remain in the name of the Optionors. Notwithstanding the foregoing, contemporaneous with the execution and delivery of this Agreement, the Optionors shall deliver to Gottbetter & Partners, LLP, 488 Madison Avenue, 12th Floor, New York, New York 10022, Attention: Adam S. Gottbetter, Esq. (the “Escrow Agent”) to hold in trust pending exercise or other termination of the Option four (4) duly executed and notarized copies of transfer agreements of mining concessions in respect of the Property in registrable or recordable form (the “Trust Deeds”) and in content sufficient pursuant to the Laws of Mexico each to transfer a twenty percent (20%) undivided Interest, and in the aggregate, an eighty percent (80%) undivided Interest, in the Property to the Optionees, in the name of CLGL S.A., free and clear of any and all Encumbrances. The Parties shall also deliver to the Escrow Agent an indemnification agreement (together with the Trust Deeds, the “Escrowed Documents”), as required by the Escrow Agent, on terms and conditions satisfactory to the Escrow Agent.  The Escrowed Documents shall be held by the Escrow Agent pending termination of the Option in accordance with sections 10.1 or 10.2, in which case the Trust Deeds shall be released to the Optionors and destroyed (and the Escrow Agent shall confirm such destruction) or upon exercise of the Option in accordance with section 5.1, the Trust Deeds shall be released to the Optionees.

The Optionees shall be entitled to record such transfers at their own cost with the appropriate government office to effect legal transfer of such Interest in the Property into the name of CLGL S.A., provided that the Optionees shall hold such Interest in the Property subject to the terms of this Agreement, it being understood that the transfer of such legal title to the Optionees prior to the exercise of the Option is for administrative convenience only.

7.	CONDITIONS TO CLOSING

7.1         Optionees’ Conditions to Closing.  The Optionees’ obligation to consummate the transactions provided for herein is subject to the satisfaction or waiver on or before the Closing Date of the following conditions:

(a)
Representations and Warranties. The representations and warranties of Optionors contained in Section 3.1 shall be true and correct in all material respects on the Closing Date as though made on and as of that date.

(b)
Required Authorizations.  The Optionors shall have obtained, at their expense, all waivers, permits, consents, approvals or other authorizations from governmental entities, and effect all registrations, filings and notices with or to governmental entities, as may be required for the Optionors to consummate the transactions contemplated by this Agreement and to otherwise comply with all applicable laws and regulations in connection with the consummation of the transactions contemplated by this Agreement.

(c)
Private Placement.  Prior to the Closing, CLGL shall have completed a financing in which it has raised a minimum of one million US dollars (US $1,000,000), an amount sufficient to meet its payment obligations under Section 4.2(a)(i) and its first year’s investment obligation under Section 4.2(c)(i) of this Agreement.

(d)	Performance. The Optionors shall have performed in all material respects the obligations, covenants and agreements required hereunder to be performed by them at or prior to the Closing.

(e)
Officer’s Certificate. The Optionors shall have delivered to the Optionees a certificate of a corporate officer, dated as of the Closing Date, certifying on behalf of the Optionors that the conditions set forth in Sections 7.1, above, have been fulfilled (the “Optionors’ Closing Certificate”).

7.2         Optionors’ Conditions to Closing.  The Optionors’ obligation to consummate the transactions provided for herein is subject to the satisfaction or waiver on or before the Closing Date of the following conditions:

(a)
Representations and Warranties. The representations and warranties of Optionees contained in Section 3.2 shall be true and correct in all material respects on the Closing Date as though made on and as of that date.

(b)
Required Authorizations.  The Optionees shall have obtained, at their expense, all waivers, permits, consents, approvals or other authorizations from governmental entities, and effect all registrations, filings and notices with or to governmental entities, as may be required for the Optionees, including for CLGL S.A., to consummate the transactions contemplated by this Agreement and to otherwise comply with all applicable laws and regulations in connection with the consummation of the transactions contemplated by this Agreement.

(c)	Performance. The Optionees shall have performed in all material respects the obligations, covenants and agreements required hereunder to be performed by them at or prior to the Closing.

(d)
Officer’s Certificate. The Optionees shall have delivered to the Optionors a certificate of a corporate officer, dated as of the Closing Date, certifying on behalf of the Optionees that the conditions set forth in Sections 7.2, above, have been fulfilled (the “Optionees’ Closing Certificate”).

7.3         Additional Conditions to Closing.

(a)
Surface Rights Agreement. Prior to Closing, the Optionees shall have pursued and obtained a surface rights agreement on terms acceptable to them and at their cost (the “Surface Rights Agreement”) with the land owner(s) owning the land over the Property.  The Surface Rights Agreement shall be sufficiently long term and broad in its scope to enable the Optionees to complete their exploration program on the Property.  The Optionors shall use their best efforts to assist the Optionees in obtaining the Surface Rights Agreement.  If the Surface Rights Agreement is not obtained by the end of the sixty (60) day period following the execution of this Agreement, the Parties may agree to proceed to Closing and hold in escrow the Payment to be made and Shares to be issued to Mexivada at Closing until such time as the Surface Rights Agreement is obtained or the Parties determine that it can not be obtained within a reasonable period of time or on reasonable terms. Failure of the Optionees to obtain a satisfactory Surface Rights Agreement, for whatever reason, will release the Optionees from their obligations under this Agreement and terminate the Agreement.

(b)
Re-Execution Undertaking.  The Parties agree that, prior to Closing and promptly following completion of the incorporation in Mexico of CLGL’s wholly owned Mexican subsidiary, CLGL S.A., the Optionors and the Optionees, including CLGL S.A., will re-execute this Agreement making CLGL S.A. a full party to the Agreement for all purposes.  The Parties acknowledge that, in addition to signing this Agreement on behalf of CLGL, Gottbetter & Partners, LLP is signing this Agreement on behalf of CLGL S.A.  The Parties understand and agree that, upon re-execution of this Agreement as contemplated in the previous sentence, Gottbetter & partners, LLP shall be released by CLGL S.A. from any and all personal liability with respect to CLGL S.A.

8.	CLOSING

8.1        Closing Date. The closing of the Transactions contemplated by this Agreement (the “Closing”) shall take place at Gottbetter & Partners, LLP. 488 Madison Avenue, 12th Floor, New York, New York 10022, at the time and on the date specified by the Parties, which date shall be no later than sixty (60) days following the execution by the Parties of this Agreement.  Closing is subject to satisfaction of all conditions set forth in Section 7 of this Agreement.  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

8.2         Deliveries by the Optionors at the Closing. At the Closing, the Seller shall deliver to Buyer the following:

(a)
such good and sufficient executed notarized instruments of transfer (Trust Deeds) as the Optionees reasonably deem necessary and appropriate to vest in the Optionees all right, title and interest in, to eighty percent (80%) of the Property;

(b)	all necessary third party consents; and

(c)	the Seller’s Closing Certificate.

8.3         Deliveries by the Optionees at the Closing.  At the Closing, Optionees shall deliver to the Optionors the following:

(a)	all necessary third party consents, including the Surface Rights Agreement;

(b)	the Buyer’s Closing Certificate; and

(c)	those Payments and Issuances set out in paragraphs 4.2(a)(i) and 4.2(b)(i) above, respectively.

9.          OPERATOR OF THE PROPERTY; EXPLORATION PROGRAM

9.1        Appointment of Operator.  CLGL and/or its Affiliates shall act as operator of the Property (the “Operator”) during the Option Period and thereafter.  The Operator shall be exclusively responsible, in consultation with Mexivada, for carrying out and administering exploration, development and mining work on the Property (the “Exploration Program”).  As Operator and subject to the Surface Rights Agreement, CLGL and/or its Affiliates shall have the exclusive right to enter upon, explore, develop and mine the Property, to permit any other Agents as it may in its sole discretion decide, to enter on or conduct operations on the Property and to have possession of the Property with the power and authority to sample, extract, diamond drill, prospect, explore, develop and mine the Property in such manner as CLGL and/or its Affiliates may determine, in consultation with Mexivada, including without limitation, the right to erect, bring and install thereon all buildings, machinery, equipment and supplies as CLGL and/or its Affiliates shall deem necessary and proper and to remove therefrom quantities of ores, minerals or metals for assay and testing purposes and, at the time production begins, for production and sale.

9.2        Steering Committee.  Promptly following the Closing, the Parties shall establish a committee to counsel and advise the Operator with respect to the management of the Exploration Program (the “Steering Committee”).  The Steering Committee shall be comprised of three (3) members, one (1) of whom shall be appointed by the Optionors and two (2) of whom shall be appointed by the Optionees.The Steering Committee shall meet at least quarterly to review the Operator’s implementation of the Exploration Program, review and approve interim work programs and budgets, report to the Parties on the progress of the Exploration Program and provide to the Parties an accounting of expenditures.

9.3         Exploration Program.

(a)
Exploration Program.  The Optionees agree under the terms of this Agreement to fund a $3,000,000 Exploration Program upon the Property within the first forty-eight (48) month period following the Closing, in accordance with the time line set out in Section 4.2(c) above, through a prepared mining exploration and development work program.  The Operator shall carry out the Exploration Program in respect of the Property during the forty-eight (48) month period following the Closing, and shall submit to Mexivada a draft of an initial phase of the Exploration Program for review within thirty (30) days of the Closing.

(b)
Expenditures; Payments.  During the Option Period, the Optionees shall be responsible for the payment of invoices submitted by sub-contractors for exploration work carried out on the Property by such sub-contractors under the Exploration Program, provided that during each 12 month period specified in section 4.2(c), the Optionees shall only be required to pay in respect of Expenditures for the Property the amount specified in section 4.2(c) for each such 12 month period and the Optionees shall not be liable or otherwise required to pay any amounts in excess of the amounts specified in section 4.2(c).  Notwithstanding the foregoing, the Optionees may accelerate funding their commitment to the Exploration Program and the payment of open invoices to the extent the Operator deems it beneficial.

(c)
Additional Exploration Costs.  To the extent that costs of the Exploration Program exceed the $3,000,000 Optionees’ funding obligation, a revised and updated Exploration Program and budget reflecting the additional cost requirements shall be prepared by the Operator and submitted to the Steering Committee for review and approval, and the Optionees and the Optionors shall be responsible for their pro rata, Proportionate Share of all additional costs under any such revised Exploration Program.

The Operator shall submit to the Parties a copy of any revised budget indicating the Parties’ Proportionate Share of additional expenditures approved by the Steering Committee.  Each of the Parties shall then have thirty (30) days to notify the Operator of its intent to comply with the additional cost commitments.  The Operator shall be entitled to invoice the Parties for their Proportionate Share of additional costs sixty (60) days prior to the required funding date and such invoiced amounts shall be paid within thirty days of receipt of an invoice.

(d)
Dilution.  Failure of a Party to notify the Operator of its intent to contribute its Proportionate Share of additional exploration costs or failure of a Party to pay an invoice within the required period will result in that Party’s Interest being decreased pursuant to the following formula: (a) the amount of such Party’s invoiced exploration costs, divided by (b) the amount of all exploration costs by all Parties (provided, however, that no Party’s Interest shall be reduced below a five percent (5%) net project interest)

(e)
Assessments.  During the Option Period, the Optionees shall be responsible to pay and record all taxes, assessments and other charges lawfully levied or assessed against the Property as may be required to keep the Property in good standing, which expenditures, on the part of the Optionees, shall be covered in their Expenditures under the Exploration Program.  Once the Optionees have earned their full eighty percent (80%) interest, the Optionees and the Optionors shall be responsible for these assessments on a Proportionate Share basis.  The Optionors shall transmit promptly to the Operator any notices pertaining to the taxes, assessments and other charges.

(f)
Exploration Program Updates.  The Operator shall deliver progress and program update reports to Mexivada as results and events dictate, but at least semi-annually, by July 15th and January 15th of each year.

(g)
Joint Venture.  Following the date on which the Optionees shall have earned their full eighty percent (80%) interest in the Property, the Optionors and the Optionees shall negotiate a joint venture agreement and/or other relevant agreement(s) applicable to the further development and commercialization of the Property, on terms and conditions mutually agreeable to the parties and incorporating the principles set forth above.

9.4         No Further Obligations.  Nothing herein contained nor any act done nor payment made hereunder shall obligate the Optionees to do any further or other act or acts or to make any payment or payments over and above those contemplated in the Exploration Program as it may be revised pursuant to Section 9.3(c) above, and in no event shall this Agreement or any act done or payment made be construed as an obligation of the Optionees to do or perform anything on or with respect to the Property over and above what is contemplated in such Exploration Program.

9.5         Standard of Care. The prospecting work, processes, undertaking and other operations carried on or conducted by or on behalf of CLGL and/or its Affiliates, as Operator, in respect of the Property shall be carried on or conducted in a sound and workmanlike manner and in compliance with sound geological and geophysical exploration and mining engineering and metallurgical practices. All such work, processes, undertaking and other operations shall be in compliance with all federal and state Laws.

9.6           Access.  The Optionees shall provide the Optionors with access to all records, data and information relating to the Property which is in the possession of the Optionees.  The Optionors, at their own risk and expense and at reasonable times agreed to by the Operator, may enter on the Property and examine the mining operations being conducted there; provided, that the Optionors will not, in the opinion of the Operator, interfere with the Operator’s Exploration Program

9.7           Indemnification. The Optionees hereby covenant and agree to indemnify and hold harmless the Optionors from and against any and all Losses actually incurred by the Optionees in connection with any breach of Laws, accidents, labour law violations or any other claims or actions arising out of the prospecting work, processes, undertaking and other operations carried on or conducted by or on behalf of the Optionees in respect of the Property during the Option Period. This indemnity shall survive the termination of this Agreement.

10.	TERMINATION OF AGREEMENT

10.1         Termination by the Optionees.  The Optionees shall have the right to terminate this Agreement at any time after the Effective Date, and after such termination, the Optionees shall have no further or other rights or obligations under this Agreement, other than payment of the stipulated Mexican government concession fees for the year in which the Agreement is terminated if the Optionees terminate this Agreement within sixty (60) days of the due date of such fees.

10.2         Termination by the Optionors.  The Optionors shall have the right to terminate the Agreement as a result of a breach by the Optionees of section 4.2, on prior written notice to CLGL (the “Termination Notice”), if within thirty (30) business days after receipt of the Termination Notice, the Optionees shall fail to make any of the Payments, Issuances or Expenditures as provided in section 4.2. In the event that the Optionees shall fail to make any Payment, Issuance or Expenditures required to be made, or cure any default, under this Agreement, the right of the Optionees to earn any further interest in the Property shall terminate and the Optionees will only be entitled to the Interest earned to that date.  Upon termination of this Agreement by the Optionors, or by the Optionees pursuant to Section 10.1,  the Optionees shall have no further or other rights or obligations under this Agreement in addition to those rights or obligations that may have been earned and vested in the Optionees in accordance with Section 5.

11.	ASSIGNMENT OF AGREEMENT/OPTION; ENCUMBRANCES; RIGHT OF FIRST REFUSAL

11.1         Assignment of Agreement.  Subject to Section 11.2, each Party shall have the right to assign, convey, dispose of or otherwise Transfer all or part of its rights and interests in this Agreement or its rights or interests in the Property, provided that as a condition precedent to such assignment, (i) the assignee shall execute a counterpart of this Agreement and thereby agree to be bound by the contractual terms hereof in the same manner and to the same extent as though a Party hereto in the first instance; (ii) the assignor shall not be relieved or discharged of any of its obligations or liabilities hereunder and the other parties may continue to look to it for the performance thereof, and (iii) the assignor will subject any further assignment, conveyance, disposition or other Transfer of its rights and interests in this Agreement to the restrictions set out in this Section 11.1.

11.2         Prior Consent.  If a Party wishes to assign, convey, dispose of or otherwise Transfer all or part of its rights and interests in this Agreement or its rights or interests in the Property pursuant to Section 11.1, it may do so only with the consent of the contra Party, such consent not to be unreasonably withheld.

11.3         Encumbrances.  During the life of this Agreement, the Optionors shall not pledge, mortgage, charge, or otherwise encumber their beneficial Interest in the Property or their rights under this Agreement.

11.4         Right of First Refusal.  The Optionors hereby grant to the Optionees the first right of refusal to purchase or option the Optionors’ remaining twenty percent (20%) Interest in the Property on terms which shall have been offered to any third party.  The Optionors shall provide notice to the Optionees of their intent to sell and the Optionees shall have thirty (30) days to meet the terms of agreement to sell.

12.	FORCE MAJEURE - GENERAL

12.1         Force Majeure.  Time shall be of the essence of this Agreement, provided however that notwithstanding anything to the contrary contained herein, if a Party should at any time or times during the currency of this Agreement be delayed in or prevented from complying with this Agreement by reason of wars, acts of God, strike, lockouts or other industrial disputes, inability to access its place of business, acts of the public enemy, riots, fire, storm, flood, explosion, government restriction, failure to obtain any approvals required from regulatory authorities including environmental protection agencies, unavailability of equipment or qualified personnel, delays of transportation, breakdown of machinery, interference of persons primarily concerned about environmental issues or native rights pressure groups or other causes whether of the kind enumerated above or otherwise which are not reasonably within the control of the applicable Party (excluding for greater certainty and without limitation, unavailability of funds except to the extent caused by the causes enumerated above), the period of all such delays resulting from such causes or any of them, shall be excluded in computing the time within which anything required or permitted by the applicable Party to be done, is to be done hereunder, it being understood that the time within which anything is to be done hereunder shall be extended by the total period of all such delays.  Nothing contained in this section shall require the applicable Party to settle any industrial dispute or to test the constitutionality of any enacted Law.

13.	AREA OF MUTUAL INTEREST

13.1         Area of Mutual Interest Option.  The parties hereby agree that each and every mineral claim (including internal fractions) or interest therein which they may stake or otherwise acquire during the currency of this Agreement and which lies in whole or in part within five (5) miles from the outside perimeter of either of the concessions comprising the Property, or which is contiguous to such claims which are otherwise within this area of mutual interest (the “Area of Mutual Interest”), shall at the option of the other party form a part of the Property. Any party shall, upon acquisition of any such additional claims or interests, forthwith give notice to the other parties of same and thereafter the contra parties shall have thirty days from the date of such notice within which to give notice of its desire to have such additional claims or interests form part of the Property and to pay to the other party their proportionate share of acquisition costs. The other party shall be responsible to pay its proportionate share of costs of acquiring the additional claims or interests in accordance with its Interest in the Property. All title to such additional claims or interests shall be held subject to the terms of this Agreement.

13.2.        Termination of Area of Mutual Interest Option Section 13.1 shall cease to operate if and when the Optionees lose their right to exercise the Option in full.

14.	RELATIONSHIP AND OTHER OPPORTUNITIES - GENERAL

14.1         Relationship of Parties.  The rights, privileges, duties, obligations and liabilities, as between the Parties, shall be separate and not joint or collective and nothing herein contained shall be construed as creating a partnership, an association, agency or subject as herein specifically provided, a trust of any kind or as imposing upon either of the Parties any partnership duty, obligation or liability.  No Party is liable for the acts, covenants and agreements of any other Party, except as herein specifically provided.

14.2         Other Opportunities.  Each of the Parties shall have the free and unrestricted right independently to engage in and receive the full benefits of any and all business endeavours of any sort whatsoever whether or not competitive with the endeavours contemplated herein without consulting the other Party or inviting or allowing the other Party to participate therein. No Party shall be under any fiduciary or other duty to any other Party which shall prevent it from engaging in or enjoying the benefits of competing endeavours within the general scope of endeavours contemplated by this Agreement. The legal doctrine of “corporate opportunity” sometimes applied to persons engaged in a joint venture or having fiduciary status shall not apply in the case of a Party.

15.	CONFIDENTIALITY

15.1        Confidentiality. No disclosure or announcement, public or otherwise, in respect of this Agreement or the transaction herein contained shall be made by any Party without the prior written consent of the other Party as to timing and content, provided that the obligations herein will not prevent either Party from making, after consultation with the other Party, such disclosure as its counsel may advise is required by applicable law or the rules and policies of any securities regulatory authority or stock exchange having jurisdiction or potential jurisdiction.

15.2         News Releases.  The text of any public announcements or statements including news releases which a party intends to make pursuant to the exception in §15.1 shall be made available to the other party not less than twenty-four (24) hours prior to publication and the disclosing party shall limit or amend such disclosure as may be requested by the non-disclosing parties to the extent such limitation or amendment does not prevent the disclosing party from meeting its legal obligations.  No party may issue a release containing a factual error identified by another party.

16.	NOTICES AND PAYMENTS

16.1         Notices.  All notices, requests, demands or other communications which by the terms hereof are permitted to be given by a Party to the other Parties shall be given in writing by personal delivery or fax, addressed to such other Parties or delivered to such other Parties as follows:

(i)           to the Optionees at:

CALIFORNIA GOLD CORP.
4515 Ocean View Blvd., Suite 305
La Cañada, CA  91011
Attention: James D. Davidson, CEO
Telephone No.: 818-542-6891
Telefax No: 818-249-7024

with a copy to:

Gottbetter & Partners, LLP
488 Madison Avenue, 12th Floor
New York, New York 10022
Attention: Adam S. Gottbetter
Telephone No.: (212) 400-6900
Telefax No: (212) 400-6901

and

Martinez Carrera & Hernandez
Prolongacion Paseo de la Reforma 115-PH
Col. Paseo de las Lomas, 01330, Mexico DF
Attention: Abdón H. Hernández
Telephone No.: +(52.55) 5004.0420
Telefax No.: +(52.55) 5004.0420

(ii)          to the Optionors at:

MEXIVADA MINING CORP.
1982 Ruby View Drive
Elko, Nevada 89801
Attention: Richard R. Redfern
Telephone No.: (775) 738-6701
Telefax No: (775) 738-6705
mexivada@frontiernet.net

with a copy to:

Mexivada Mining Corp.
c/o DuMoulin Black LLP
10th Floor, 595 Howe Street
Vancouver, British Columbia V6C 2T5
Direct:   (604) 602-6809
Telephone No.:  (604) 687-1224
Telefax No.:  (604) 687-8772
Attention: Kenneth Embree
kembree@dumoulinblack.com

and

Heiras y Asociados, S.C.
Ave. Ocampo 3806
Col. Bellavista
Chihuahua, Chih., C.P. 31050 Mexico
Attention:  Mauricio Heiras G.
Telephone No.: +52 (614) 410 6517
Telefax No.: +52 (614) 415 1381
heirasmauricio@prodigy.net.mx

or at such other addresses and to such other Person that may be given by any of them to the others in writing from time to time on ten days' prior written notice and such notices, requests, demands or other communications shall be deemed to have been received when delivered.

16.2         Payments and Issuances.  Payments and Issuances hereunder shall be made addressed to the recipient at the address of the recipient provided for in Section 16.1 or to such other address or wire destination (with respect to Payments) as may be designated by notice by the recipient party in accordance with Section 16.1.

17.	ARBITRATION

17.1         Matters for Arbitration.  In the event of any dispute between the Optionors and the Optionees with respect to this Agreement or any matter governed by this Agreement which the Optionors and the Optionees are unable to resolve, the matter shall be settled by arbitration as follows:

17.2         Notices and Appointments.  The Party desiring arbitration shall nominate one arbitrator and shall notify the other Party of such nomination and the other Party shall within 30 days after receiving such notice nominate one arbitrator and the two arbitrators shall select a third arbitrator to act jointly with them.  If the said arbitrators are unable to agree upon the selection of such third arbitrator, the third arbitrator shall be designated by a Justice of the Supreme Court of the State of Nevada.  If the Party receiving the notice of nomination of an arbitrator, does not nominate an arbitrator within 30 days of receiving such notice, then the arbitrator nominated by the Party desiring arbitration may proceed alone to determine the dispute.  Any decision reached pursuant to this section 17 shall be final and binding upon the Parties.  Insofar as they do not conflict with the provisions hereof, the provisions of the Nevada statutes, rules and regulations as amended from time to time shall be applicable.

18.	MISCELLANEOUS - GENERAL

18.1         Acts in Good Faith.  Each Party shall at all times during the term of this Agreement and after the termination of the Option, act in good faith with respect to every other Party and shall do or cause to be done all things within their respective powers which may be necessary or desirable to give full effect to the provisions hereof.

18.2         Severability.  Any provision of this Agreement which is invalid or unenforceable shall not effect any other provision and shall be deemed to be severable herefrom.

18.3         Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of Nevada.

18.4         Further Assurances.  The Parties shall sign such further and other documents and do such further acts or things as may be necessary or desirable in order to give full force and effect to this Agreement and every part hereof, including for greater certainty and without limitation, any and all powers of attorney and documents as counsel for the Optionees shall deem necessary to deal with ongoing title and operational matters with respect to the Property during the Option Period and any and all public deeds and documents as counsel for the Optionees shall deem necessary to effect a registration of a short form of this Agreement against the Property, on terms and conditions satisfactory to the Parties.

18.5         Amendment.  This Agreement may not be amended or modified in any respect except by written instrument signed by the Parties.

18.6         Entire Agreement.  This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes the Letter Agreement executed by the Parties on October 5, 2010 and amended on November 21, 2010 and such Letter Agreement shall be of no force or effect upon the execution of this Agreement by the Parties.  The execution of this Agreement has not been induced by nor do the Parties rely upon or regard as material, any covenants, representations or warranties whatsoever not incorporated herein and made a part hereof.

18.7         Enurement.  This Agreement shall enure to the benefit of and be binding upon the Parties and each of their respective heirs, executors, administrators, legal representatives, successors and permitted assigns, but no other Person.

18.8         Counterparts.  This Agreement may be executed in several counterparts by original, email or telefacsimile signature, each of which so executed shall be deemed to be an original and such counterparts together shall constitute one and the same document.

18.9         Courts. In the event of any dispute between the Parties with respect to this Agreement or any matter governed by this Agreement, the Parties hereto expressly submit themselves to courts with jurisdiction over the matter located in Nevada, expressly waiving any jurisdiction which they may have a right to because of their present or future domiciles, or because of any other cause.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF the Parties have executed this Agreement as of the Effective Date.

MEXIVADA MINING CORP.

By:
Name:
Title:

COMPANIA MINERA MEXIVADA S.A. DE C.V.

By:
Name:
Title:

CALIFORNIA GOLD CORP.

By:
Name:
Title:

GOTTBETTER & PARTNERS, LLP

By:
Name: Adam S. Gottbetter
Title: Managing Partner
On behalf of California Gold Corp.’s Mexican wholly owned subsidiary, to be formed

SCHEDULE “A”

CONCESSIONS COMPRISING THE PROPERTY

Mexican Mineral Concessions

in Name of Compania Minera Mexivada, S.A. de C.V.

Concession	Status	File No.	Legal Title #	Title Grant Date	Title Expiry Date	Surface Area (Ha.)
La Viuda	Granted	082/323550	232498	August 18, 2008	August 18, 2058	44
La Viuda 1	Granted	082/32407	232859	October 29, 2008	October 29, 2058	7,579,794